Exhibit 99.1

AMCOL International Corporation (NYSE: ACO) Announces Retirement of CEO and Promotion of COO

HOFFMAN ESTATES, IL--(Marketwire - November 19, 2010) - AMCOL International Corporation (NYSE: ACO) today announced that President, Chief Executive Officer and Director, Lawrence E. Washow, will retire from these positions effective December 31, 2010 following 32 years of distinguished service. AMCOL also announced the promotion of Chief Operating Officer Ryan F. McKendrick to the positions of President and Chief Executive Officer as of January 1, 2011. In addition, AMCOL announced that the Board has elected Mr. McKendrick to the Board of Directors, effective January 1, 2011. Mr. McKendrick will serve as a Class II director and is expected to serve on the Executive Committee.

Mr. Washow was named a director of AMCOL in 1998 and became President and Chief Executive Officer in 2000. During his tenure as President, company sales increased from $250 million in 1999 to more than $700 million in 2009.

Mr. Washow commented, "It has been a privilege to lead this great company for the past ten years. I am proud of our accomplishments and the initiatives we have put in place and I have great confidence in AMCOL's future."

"The Board thanks Larry Washow for his leadership and dedicated service over his 32 year career with AMCOL," said John Hughes, Chairman of the Board. Mr. Hughes continued, "Larry is leaving the company in strong financial shape with an experienced management team."

"Going forward, the Board looks forward to working with Ryan McKendrick in his new role as CEO," said Mr. Hughes. Mr. McKendrick has been with AMCOL for a total of 25 years. Mr. McKendrick has served as Chief Operating Officer since January 1, 2010. Previously, Mr. McKendrick led AMCOL's Environmental segment for 11 years. Mr. Hughes commented, "The Board promoted Ryan based on his proven record of success at AMCOL, his leadership skills and his strong understanding of the company's businesses."

AMCOL, headquartered in Hoffman Estates, IL, produces and markets a wide range of specialty minerals and materials used for industrial, environmental and consumer-related applications. AMCOL is the parent of American Colloid Co., CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc. AMCOL's common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL's web address is www.amcol.com.

For further information, contact:
Don Pearson
Vice President & CFO
847.851.1500